Dairene International
                                   EXCLUSIVE
                                     LICENSE
                                    AGREEMENT

                             E-mail: dairene@aol.com

DAIRENE INTERNATIONAL

     Exclusive LIcense Agreement This agreement made and entered into this 24 day of June 1999 . BY AND BETWEEN Dairene International, a corporation organized and existing under the laws of the State of Nevada, with It's principal office at 2800 Biscayne Boulevard, Miami, Florida 33137, called hereinafter called DAIRENE and DAIRI-FRESH. LTD. with their principal office at Intercountv Parkway & Malbrook Dr. Dover Sound. PO Box F-40408. Freeport Grand Bahamas. (hereinafter called the Licensee) Dairene grants to the Licensee the right to operate a Dairene license within The Bahamas Island (hereinafter called Specified Area).

     WHEREAS Dairene agrees to provide Pureblend Products for the manufacture, distribution and sale of Dairene Products. (See attached list)

     WHEREAS The licensee represents that it is familiar with the market for food products in the Specified Area and that it Is qualified and prepared to produce or have produced and sell Dairene products In the mutual benefit of both parties.

     NOW THEREFORE In consideration of the promises and faithful performance of the mutual covenants herein contained, IT IS AGREED.

    I  PRODUCT COVERED
       A. Dairene will sell to the Licensee and the Licensee wilt buy from Dairene the minimum quantity of Pureblend Stabilizers as set forth in Paragraph IV C herein, and required by the Licensee for the production end sale of Dairene Products in the Specified Area. Dairene snail supply from time to time any new formulas to enable the Licensee to produce other products derived from the use of Stabilizer.

       B. Dairene shall not have the right to sell the Pureblend Stabilizer, directly or indirectly to any other companies or individuals in the specified area, Dairene will foward directly to the Licensee any inquiries received from prospective customers within the Specified Area, provided that the Licensee, in Dairene's opinion, should handle or assist in the handling of such negotiations and Inquiries locally.

       C. Dairene recognizes that the Licensee shall purchase Stabilizer directly from Dairene for its own use or the use of plants that the Licensee might build or use in the future in the Specified Area.


    II DAIRENE OBLIGATIONS

               DAIRENE WILL:
A. Dairene wilt hereby warrants that all Stabilizers that are sold to Licensee are free from injurious elements and are fit for human consumption and meet all U S governmental rules and regulations when produced as per instructions of Dariene.

                  Time                Minimun Amount Required
From:   Date of Execution               No Minimum  50# bags per

month   June 24,1999
TO:     DECEMBER 12, 1999               1st 6 months + 2% 50# bags per

From:   December 24,1999
        June 23,2000                    Previous year + 2% 50# bags per

month   June 24, 2000
TO; December 23, 2000


    V ARBITRATION

Any controversy or claims rising out of or relating to this (agreement, or breach thereof, shall be settled in Miami, Florida by arbitration, according to the rules then in force, of the American Arbitration Association This agreement shall be enforceable and judgment upon such decision rendered in any arbitration may be entered In any applicable jurisdiction.

   VI DURATION

This agreement shad be in effect for ten (10) years from the date of execution and shall continue from year to year thereafter subject to the right of either party thereafter to terminate it at any time after the initial ten year period upon giving of written notice to the other party not less than thirty days in advance of any designation.
This agreement, however, may be terminated at any time by Dairene upon giving to the Licensee written notice in the event that the conditions of this agreement are in default or in the event that the Licensee shall be or become insolvent or if there are Instituted by or against it, proceedings in bankruptcy or under insolvency laws or for reorganization, receivership, dissolution or if it shall make an assignment agreement for any cause whatsoever, Dairene may, at its option cancel any or all unfilled orders and Dairene reserves the right to purchase from Licensee and Licensee shall sell to Dairene, any or all Stabilizer not sold or processed and all materials, books, catalogs, displays and literature obtained by the Licensee pursuant to Article II C, and not used, at the net price paid by Licensee or at the current net Licensee's price, whichever Dairene elects.

Dairene upon giving the Licensee written notice in the event of a breach by the Licensee, will allow the Licensee to correct the breach within thirty (30) days of notice except if the breach is caused by adulterated products, failure to maintain quality, production of product not following the approved formula for Dairene Products, Licensee will be given written notice and three days to correct the breach as Stated in the notice.

  VII INSPECTION
      Stabilizer will be inspected and tested during or upon completion of manufacture In accordance with the standard practice of Dairene, without additional charge. Any special lest required by the Licensee and agreed to by Dairene will be charged extra to the Licensee.

                             VIII DELAY IN SHIPMENT

If at any time Stabilizer is ready for shipment and shipment is delayed for any cause beyond the reasonable control of Dairene, the Licensee shall make payment therefore and the Stabilizer In question will become the property of the Licensee and thereafter, all handling, storage, insurance and other charges relating to the Stabilizer shall be at the Licensee's expense, and charged to Licensee's account.

                             IX LOSS OR DAMAGE CLAIM

Dairene, shall not be liable for loss, damage, detention or delays resulting from any cause whatsoever beyond its reasonable control including, without limitation, act of God, tire, flood, strike, lockout, factory shutdown, or alternation; civil or military authority, priority request or order of the United States Government or instruction of any Federal, State, of Local Government or any department, agency, or representative thereof, insurrection, riot, war, embargo, transportation shortage or delay, weather, accident or inability to obtain Stabilizer from Dairene's usual sources. Dairene shall have the right to allocate Stabilizer In such manner as it shall deem advisable. Delivery dates will be extended to the extent of delays caused by the foregoing. Dairene will not be liable to the Licensee for any loss or damage to the Stabilizer while in transit or after delivery to Licensee's carrier as its responsibility shall cease upon such delivery. All claims for shortage not due to carrier must be made to Dairene within thirty days from receipt of shipment Receipt of Stabilizer by Licensee shall constitute a waiver of all claims for delay. In no event shall Dairene be liable for consequential damages.

                                  X TERMINATION

Upon termination of this agreement, the Licensee shall discontinue immediately all production and advertising of or reference to Dairene Products.

Dairene shall not be liable in any manner whatsoever on account of termination or expiration of this agreement even though thereafter Dairene, another Licensee or any other party may complete any transaction inaugurated by the Licensee. The right of termination as provided Is absolute and the parties have considered the possibility of this agreement and the possible loss and damages Incident to them in the event of expiration or termination. It is further understood that Dairene shall not be liable to the Licensee for damages in any form, at any time and for any reason

                             XI COMPLETE AGREEMENT

This agreement supersedes and cancels any an all previous License Agreements and contracts between parties relating to the Dairene Products, It expresses the complete and final understanding of the parties In respect thereto and may not be changed in any way except by an instrument in writing signed by both parties

                                   XII WAIVER

The failure of Dairene to enforce at anytime any of the provisions, rights, or options of this agreement shall in no way be considered to be a waiver of such provisions, rights or options hereunder shall not preclude or prejudice Dairene from exercising the same or any other rights or options it may have under this agreement, irrespective of any previous action or proceeding taken hereunder

                                XIII CONSTRUCTION

This agreement shall be constructed and all rights, powers and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Florida.

                                   XIV NOTICE

All notices provided for herein shall be given in writing by personal delivery, registered mail, telegraph, fax or cable addressed to the party to be notified at the address first above specified for such party.


                                XV FINAL APPROVAL

This agreement shall not become effective until and unless signed by (he President of Dairene.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.


                                      Dairene International


                                     By: /s/ Edwin Golstein, President
/s/Ms. Kelly
Secretary or Assistant Secretary



                                     By:  /s/ Rupert W. Roberts, Jr.
                                     Title:  President

Witness: on file

Witness: on file


NOTE: If the Licensee (S a Corporation, this agreement shall be executed by its President and attested by its Secretary with its Corporate Seal attached Otherwise, there should be two witnesses to the Licensee's signature,

Dairy Fresh Limited


This entity is a newly formed 100% Bahamian owned company, located in a structure known as, The Farm Building, on Dover Sound, Freeport, Grand Bahamas. The company is currently structured and equipped to produce and distribute a full line of fluid milk products for sale and consumption in The Bahamas, including ice cream and coffee creamers Additionally, flavored waters wilt be produced for The Bahamas and juice will be produced for The Bahamas and for export. A separate facility will be added to the existing structure within one year to process aseptic condensed milk for The Bahamas and for export. The building and equipment package, with a capacity of 6.000 gallons per hour, was designed to meet all current and anticipated fluid product demand through the year 2004. This is illustrated in the attached Production and Capacity Analysis As can be seen, the annual startup production is 3,568,941 gallons and startup capacity is a very modest 6,000,000 gallons (27% of capacity annually). This provides more than adequate capacity for any equipment or personnel start up difficulties The production of JUICES for both domestic and export sales increases production needs within six months to 5,440,941 gallons. The addition of an aseptic processing and packaging line for condensed milk In mid year 2000, will increase production needs to 6,720,941 gallons Again this is well within overall capacity of 21,840,000 gallons, which is based on ten-hour production days, 365 days per year.

White Dairy Fresh will provide The Bahamas with a supply of fresh milk daily. The location in Freeport also provides for tax and duty free status that opens up export opportunities. This was a deciding factor in choosing the Freeport location, as it not only makes good business sense for the company by creating regional marketing opportunities but also for The Bahamas by opening previously unthought of export opportunities for Bahamian produced products.

Based on an analysis of retail grocery sales, Bahamian customs data on dairy imports, animated hotel usage and pre-negotiated distribution through The Bahamas preferred retail grocery chain, the company anticipates profitability from opening day This will provide steady, reliable employment for up to ten Bahamians initially and more as the product hue and overall peroduction expands.

The nature of the Dairy Fresh product also requires less US. dollars to offer a like amount of milk, Using the 12-month projection of 1.537.691 gallons of whole milk only, the cost of importing fluid milk at today's price is $5,612,572, The cost of importing raw materials to produce the same volume of Dairy Fresh milk is $2,077,989 or a reduction of U.S. dollars leaving The Bahamas of $3.534,583. The potential reduction across the entire Dairy Fresh product line is significant The business strategy to use Freeport provides an additional opportunity to earn US. Dollars. Using orange juice as an example, the 12-month production of 1,872,000 gallons produced for export only will generate $4.062.240 gross sales in U.S. dollars. Additional export opportunities include cheeses, other fruit juices, and condensed milk in five-gallon cans for commercial bakery use to the United States and the full range of Dairy Fresh products within the Caribbean.

                               Dairy fresh-limited


Capacity:


21,840,000 gal        6,00 gal/hr, 10 hrs/day, 7 days/wk, 52 wks/yr.
Maximum

10,000 gal              5,000 gal/hr, 8hrs/day, 5 days/wk, 50wks/yr.
Optimum

6,000,000 gal           3,000 gal/hr, 8 hrs/day, 5 days/wk, 50 wks/yr.
Star up

Production:

3,568,941 gal     Milk, Juice, Ice cream. Flavored Water, Coffee Creamer-Bahamas
Star up

5,440, 941 gal    Milk, Juice, Ice cream. Flavored Water, Coffee Creamer-Bahamas
Within 6 months

6, 720, 941 gal   Milk, Juice, Ice cream. Flavored Water, Coffee Creamer,
Within 1 year     Condensed Milk-Bahamas Juice, Condensed Milk-Export.